Report of Independent Auditors


To the Board of Trustees of
John Hancock Declaration Trust

In planning and performing our audit of the financial statements of John Hancock Declaration Trust (comprising, respectively, the V.A. International Fund, V.A. Regional Bank Fund, V.A. Financial Industries Fund, V.A. Small Cap Growth Fund, V.A. Mid Cap Growth Fund, V.A. Large Cap Growth Fund, V.A. Relative Value Fund (formerly, V.A. Large Cap Value Fund), V.A. Core Equity Fund, V.A. Sovereign Investors Fund, V.A. 500 Index Fund, V.A. Bond Fund, V.A. Strategic Income Fund, V.A. High Yield Bond Fund, V.A. Money Market Fund, and V.A. Technology Fund) for the year ended December 31, 2000, we considered its internal control, including control activities for safeguarding securities, to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of John Hancock Declaration Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control. Generally, internal controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that it may become inadequate because of changes in conditions, or that the degree of compliance with policies and procedures may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the consolidated financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, and its operation that we consider to be material weaknesses as defined above as of December 31, 2000.


This report is intended solely for the information and use of management, the Board of Trustees of John Hancock Declaration Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                                    ERNST & YOUNG LLP

February 9, 2000